Exhibit 10.20
SUPERVISORY AGREEMENT
     This Supervisory Agreement (Agreement) is made this 22nd day of February, 2011 (Effective Date), by and through the Board of Directors (Board) of Home Federal Savings Bank, Rochester, Minnesota, OTS Docket No. 02818 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director);
     WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and
     WHEREAS, the Association is subject to examination, regulation and supervision by the OTS; and
     WHEREAS, based on issues identified and discussed in the OTS August 9, 2010 Report of Examination (2010 ROE) and previous OTS reports of examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound practices; and
     WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices identified and discussed in the 2010 ROE and previous OTS reports of examination, the Association and the OTS have mutually agreed to enter into this Agreement; and
     WHEREAS, on February 10, 2011, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

     NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Business Plan.
1. By May 31, 2011, the Association shall submit to the Regional Director an updated business plan for the period beginning April 1, 2011 through December 31, 2012 (Business Plan). At a minimum, the Business Plan shall conform to applicable laws, regulations, and regulatory guidance and include:
(a) strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association’s risk profile, maintain compliance with applicable regulatory capital requirements, and comply with this Agreement;
(b) plans to improve the Association’s core earnings and achieve profitability;
(c) quarterly pro forma financial projections (balance sheet and income statement for the period covered by the Business Plan), including Tier 1 (Core) and Total Risk-Based Capital Ratios;
(d) strategies to stress-test and adjust earnings forecasts based on continuing operating results, economic conditions, and credit quality of the loan portfolio; and
(e) identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Association.
2. Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Association shall implement and adhere to the Business Plan. A copy of the Business Plan shall be provided to the Regional Director within five (5) days after Board approval.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

3. Any material modifications1 to the Business Plan shall receive the prior, written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.
4. By January 31, 2012, and each January 31st thereafter, the Business Plan shall be updated and submitted to the Regional Director pursuant to Paragraphs 1 and 2 above incorporating the Association’s budget plan and profit projections for the next two (2) fiscal years taking into account any revisions to the Association’s loan, investment and operating policies.
5. Within forty-five (45) days after the close of each quarter, after implementation of the Business Plan, the Board shall review written quarterly variance reports on the Association’s compliance with the Business Plan (Variance Reports). The Variance Reports shall:
(a) identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;
(b) contain an analysis and explanation of identified variances; and
(c) discuss the specific measures taken or to be taken by the Association to address identified variances.
6. A copy of each Variance Report shall be provided to the Regional Director within five (5) days after review by the Board or a committee designated by the Board.
Problem Assets.
7. By March 31, 2011, the Association shall submit a detailed, written plan with specific

[1]	A modification shall be considered material under this Paragraph if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan by more than ten percent (10%).
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

strategies, targets and timeframes to reduce2 the Association’s level of Problem Assets3 (Problem Asset Reduction Plan) to the Regional Director. The Problem Asset Reduction Plan, at a minimum, shall include:
(a) quarterly targets for the level of Problem Assets as a percentage of Tier 1 (Core) Capital plus the Allowance for Loan and Lease Losses (ALLL);
(b) a description of the methods for reducing the Association’s level of Problem Assets to the established targets; and
(c) all relevant assumptions and projections and documentation supporting such assumptions and projections.
8. Upon receipt of written notification from the Regional Director that the Problem Asset Reduction Plan is acceptable, the Association shall implement and adhere to the Problem Asset Reduction Plan. The Board’s review of the Problem Asset Reduction Plan shall be documented in the Board meeting minutes. A copy of the final Problem Asset Reduction Plan shall be provided to the Regional Director within five (5) days of adoption by the Board.
9. Within thirty (30) days, the Association shall develop individual written specific workout plans (Asset Workout Plans) for each adversely classified loan or group of loans to individual relationships greater than one million dollars ($1,000,000) and for each REO where the original loan amount collateralized by the REO exceeded one million dollars ($1,000,000).
10. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board. The Board’s review of the Quarterly Asset Report shall

[2]	For purposes of this Paragraph, “reduce” means to sell real estate owned (REO) and to collect, sell, charge off, or improve the quality of a loan sufficient to warrant its removal from adverse criticism or classification.

[3]	The term “Problem Assets” shall include all REO and adversely classified assets.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

be documented in the Board meeting minutes. The Quarterly Asset Report shall include, at a minimum:
(a) the current status of all Asset Workout Plans;
(b) the ratio of adversely classified assets to Tier 1 (Core) Capital plus ALLL;
(c) a comparison of adversely classified assets at the current quarter end with the preceding quarter;
(d) a discussion of the actions taken during the preceding quarter to reduce the Association’s level of Problem Assets; and
(e) any recommended revisions or updates to the Problem Asset Reduction Plan.
11. Within fifty (50) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.
Loan Modification Documentation.
12. By April 30, 2011, the Association shall develop a loan modification policy (Loan Modification Policy) that addresses the corrective action contained in the 2010 ROE concerning documentation of loan modifications. The Loan Modification Policy shall conform to all applicable laws, regulations and regulatory guidance.
Concentrations of Credit.
13. By April 30, 2011, the Association shall revise its written program for identifying, monitoring, and controlling risks associated with concentrations of credit (Credit Concentration Program) to address all corrective actions set forth in the 2010 ROE relating to concentrations of credit. The Credit Concentration Program shall comply with all applicable laws, regulations and regulatory guidance.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

14. By May 6, 2011, the Association shall submit its Credit Concentration Program to the Regional Director for review and comment. Upon receipt of written notification from the Regional Director that the Credit Concentration Program is acceptable, the Association shall implement and adhere to the Credit Concentration Program. The Board’s review of the Credit Concentration Program shall be documented in the Board meeting minutes. A copy of the Credit Concentration Program shall be provided to the Regional Director within five (5) days of adoption by the Board.
Allowance for Loan and Lease Losses.
15. By January 31, 2011, the Association shall revise its policies and procedures relating to the calculation of the ALLL (ALLL Policy) to ensure that it addresses the corrective action set forth in the 2010 ROE relating to the ALLL. The ALLL Policy shall comply with applicable laws, regulations, and regulatory guidance.
Dividends and Other Capital Distributions.
16. Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.
Growth.
17. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written non-objection of the Regional Director.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

Golden Parachute Payments.
18. Effective immediately, the Association shall not make any golden parachute payment4 unless, with respect to such payment, the Association has complied with the requirements of 12 C.F.R. Part 359.
Directorate and Management Changes.
19. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers5 set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
20. Effective immediately, the Association shall not enter into any new contractual arrangement or renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.
Third Party Contracts.
21. Effective immediately, the Association shall not enter into any arrangement or contract

[4]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[5]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

with a third party service provider that is significant to the overall operation or financial condition of the Association6 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (b) received written notice of non-objection from the Regional Director.
Effective Date.
22. This Agreement is effective on the Effective Date as shown on the first page.
Duration.
23. This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
24. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
25. All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
26. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class

[6]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To:	the OTS

Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001

(b)	To:	the Association

Chairman of the Board
Home Federal Savings Bank
1016 Civic Center Drive
Rochester, Minnesota 55901
Facsimile: (507) 535-1300
No Violations Authorized.
27. Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
28. Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
29. The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 28 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

OTS.
Miscellaneous.
30. The laws of the United States of America shall govern the construction and validity of this Agreement.
31. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
32. All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
33. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
34. The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
35. This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
36. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting. A copy of the Board Resolution
Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement

authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.
     WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

HOME FEDERAL SAVINGS BANK	OFFICE OF THRIFT SUPERVISION
Rochester, Minnesota

/s/ Timothy R. Geisler	By:	/s/ Daniel T. McKee
Timothy R. Geisler, Chairman		Daniel T. McKee Regional Director, Central Region

/s/ Allan R. DeBoer
Allan R. DeBoer, Director

/s/ Michael J. Fogarty
Michael J. Fogarty, Director

/s/ Karen L. Himle
Karen L. Himle, Director

/s/ Susan K. Kolling
Susan K. Kolling, Director

/s/ Bradley C. Krehbiel
Bradley C. Krehbiel, Director

/s/ Malcolm W. McDonald
Malcolm W. McDonald, Director

/s/ Mahlon C. Schneider
Mahlon C. Schneider, Director

/s/ Hugh C. Smith
Hugh C. Smith, Director

Home Federal Savings Bank
Rochester, Minnesota
Supervisory Agreement